Exhibit 107
Calculation of Filing Fee Table
Form S-1
(Form Type)
One Power Company
(Exact name of registrant as specified in its charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee
Equity	Class A common stock, $0.0001 par value per share	Rule 457(o)	—	—	$100,000,000	0.00015310	$15,310.00
Total Offering Amounts					$100,000,000		$15,310.00
Total Fees Previously Paid							—
Total Fee Offsets							—
Net Fee Due							$15,310.00
(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2) Includes the aggregate offering price of additional shares of Class A common stock that the underwriters have the option to purchase, if any.